GIANT OIL & GAS INC.
                       246 STEWART GREEN S.W., SUITE 4010
                        CALGARY, ALBERTA, CANADA, T3H 3C8


                                                                December 1, 2005

Securities and Exchange Commission
Station Place
100 F St. NE, Washington DC 20549


         Re:      Giant Oil & Gas Inc.
                  Registration Statement on Form F-1, as amended
                  Registration No. 333-125381


Ladies and Gentlemen:


                  In accordance with Rule 461 promulgated under the Securities Act of 1933, as amended (the "Act"), Giant Oil & Gas Inc. hereby requests that the Registration Statement described above be accelerated so that it will become effective, on December 5, 2005, or as soon as practicable thereafter.

                  Thank you for your cooperation.

                                Very truly yours,

                                Giant Oil & Gas Inc.


                                /s/ Robert Coale
                                Robert Coale
                                President and Chief Executive Officer